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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                           PFL Life Variable Annuity Account C

Address of Principal            4333 Edgewood Road N.E.
Business Office:                Cedar Rapids, IA  52499-0001

Telephone Number:               319-297-8468

Name and address of agent       Frank A. Camp, Esq.
for service of process:         PFL Life Insurance Company
                                4333 Edgewood Road, N.E.
                                Cedar Rapids, Iowa  52499-0001

Copy to:                        Frederick R. Bellamy, Esquire
                                Sutherland, Asbill & Brennan, L.L.P.
                                1275 Pennsylvania Avenue N.W.
                                Washington, D.C.  20004-2404

Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES  X  NO
    ---    ----

 Pursuant to the requirements of the Investment Company Act of 1940, the registrant has

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caused this notification of registration to be duly signed on its behalf in the city of Cedar Rapids and state of Iowa on the 29th day of July, 1999.


[SEAL]                                  PFL LIFE VARIABLE ANNUITY
                                        ACCOUNT C
                                        (Name of Registrant)

                                         By:  PFL Life Insurance Company
                                              (Name of Depositor)

                                         By: /s/ William L. Busler
                                             ---------------------
                                             William L. Busler
                                             President


Attest:  /s/ Sandy K. Dix
         ----------------

Title:  Administrative Assistant II